EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter 2013 Results

DALLAS, Oct. 22, 2012 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today announced financial results for the first quarter ended September 30, 2012.

For the quarter ended September 30, 2012:

  Net revenue increased 1.3% to $172.8 million from $170.7 million in the first quarter of fiscal 2012.
  Comparable stores sales increased by 1.7% compared to the first quarter of fiscal 2012 and were comprised of a 4.7% increase in average ticket and a 3.0% decrease in traffic.
  Gross profit was $64.9 million and gross margin was 37.6% as compared to $65.0 million in gross profit and gross margin of 38.1% in the first quarter of fiscal 2012.
  Selling, general and administrative expenses (SG&A) increased to $75.8 million from $73.5 million in the first quarter of fiscal 2012. Excluding $1.5 million in non-recurring charges primarily related to consulting, legal and recruitment expenses, SG&A for the first quarter of fiscal 2013 was $74.3 million.
  Operating loss was $10.9 million as compared to an operating loss of $8.5 million in the first quarter of fiscal 2012. Excluding the aforementioned items, operating loss for the first quarter of fiscal 2013 was $9.4 million.
  Net loss was $7.0 million or a $0.17 loss per share compared to a net loss of $5.7 million or a $0.13 loss per share in the first quarter of fiscal 2012. Excluding $ 0.9 million or $0.02 per share in tax-effected non-recurring charges, net loss was $6.1 million or a $0.15 loss per share for the first quarter of fiscal 2013.

The Company ended the first quarter of fiscal 2013 with $10.0 million in cash and cash equivalents compared to $5.2 million at the end of the first quarter of fiscal 2012. Inventory at the end of the first quarter of fiscal 2013 totaled $331.7 million compared to $306.2 million at the end of the first quarter of fiscal 2012. The Company ended the first quarter of 2013 with 840 stores in 43 states.

Brady Churches, President and Chief Executive Officer, stated, "I am excited to be leading Tuesday Morning through a new era that will involve improvements in areas that include merchandising, store operations and marketing. With its unique position as a leading national closeout retailer for home-related goods and accessories, Tuesday Morning has built a loyal customer base over the years. We believe our loyal customers will respond positively to these improvements once they are implemented over the course of the next few quarters. A renewed organizational focus on our roots of delivering compelling values in our core home-related categories to our customers, in a no-frills store environment that is clean and easy to shop, will drive an improved shopping experience for our customers and increased financial returns for our shareholders."

The Company also announced the departure of Michael Marchetti, EVP and Chief Operating Officer. "We thank Michael for his many contributions over his 12 year tenure at Tuesday Morning and wish him well in his future endeavors," concluded Brady Churches, President and Chief Executive Officer of Tuesday Morning.

Outlook

We are maintaining our most recent guidance for the full fiscal year ending June 30, 2013. Net sales for fiscal 2013 are expected to be in the range of $820 million to $830 million. Comparable store sales for fiscal 2013 are expected to be roughly flat and earnings per diluted share, excluding any non-recurring items, are expected to be in the range of $0.18 to $0.23. For fiscal 2013, capital expenditures are expected to be $12 million to $15 million and we expect to increase total square footage by approximately 1.0%.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 840 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review first quarter 2013 financial results today, October 22, 2012, at 4:00 p.m. Central Time. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (855) 859-2056, conference ID number 39795779, until November 5, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2012 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)
	Three Months Ended Sep. 30,

	2012	2011
	(unaudited)

Net sales	$ 172,795	$ 170,653
Cost of sales	107,889	105,680
Gross profit	64,906	64,973

Selling, general and administrative expenses	75,790	73,471

Operating Loss	(10,884)	(8,498)

Other income (expense):
Interest expense	(422)	(797)
Other income	58	42
Other expense	(364)	(755)

Loss before income taxes	(11,248)	(9,253)

Income tax benefit	(4,287)	(3,563)

Net loss	$ (6,961)	$ (5,690)

Loss Per Share:
Net loss per common share:
Basic	$ (0.17)	$ (0.13)
Diluted	$ (0.17)	$ (0.13)

Weighted average number of common shares:
Basic	41,764	42,711
Diluted	41,764	42,711

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Sep. 30,	Sep. 30,	Jun. 30,
	2012	2011	2012
	(unaudited)	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$ 10,001	$ 5,167	$ 39,740
Inventories	331,721	306,236	265,630
Prepaid expenses and other assets	16,756	14,108	11,357
Deferred income taxes	1,149	682	535
Total current assets	359,627	326,193	317,262

Property and equipment, net	75,692	75,373	75,771

Other long-term assets:
Deferred financing costs	2,452	2,249	2,603
Other assets	1,570	1,811	1,531

Total Assets	$ 439,341	$ 405,626	$ 397,167

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 127,379	$ 99,497	$ 98,009
Accrued liabilities	36,353	29,740	30,295
Income taxes payable	46	26	19
Total current liabilities	163,778	129,263	128,323

Revolving credit facility	12,500	13,500	--
Deferred rent	3,133	3,100	3,262
Income tax payable - non-current	584	666	578
Deferred income taxes	4,756	5,362	4,813
Total Liabilities	184,751	151,891	136,976

Stockholders' equity	254,590	253,735	260,191
Total Liabilities and Stockholders' Equity	$ 439,341	$ 405,626	$ 397,167

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended Sep. 30,

	2012	2011
	(unaudited)
Net cash flows from operating activities:
Net loss	$ (6,961)	$ (5,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,608	3,973
Amortization of financing fees	151	255
Deferred income taxes	(671)	(170)
Loss on disposal of fixed assets	85	118
Stock compensation expense	196	419
Other non-cash charges	50	66
Net change in operating assets and liabilities	(41,586)	(4,976)

Net cash used in operating activities	(45,128)	(6,005)

Net cash flows from investing activities:
Capital expenditures	(3,614)	(2,482)

Net cash used in investing activities	(3,614)	(2,482)

Net cash flows from financing activities:
Repayments-revolving credit facility	(35,515)	(26,254)
Borrowings-revolving credit facility	48,015	39,754
Change in cash overdraft	5,381	(18,107)
Excess tax benefit related to exercise of stock options	(275)	38
Proceeds from exercise of common stock options and stock purchase plan purchases and other	1,439	3
Purchase of treasury shares	(42)	(1,180)

Net cash provided by (used in) financing activities	19,003	(5,746)

Net decrease in cash and cash equivalents	(29,739)	(14,233)

Cash and cash equivalents, beginning of period	39,740	19,400

Cash and cash equivalents, end of period	$ 10,001	$ 5,167
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200